August 6, 2024 Emergent BioSolutions Inc. 300 Professional Drive Gaithersburg, Maryland 20879 Ladies and Gentlemen: We have acted as counsel to Emergent BioSolutions Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of 2,100,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable under the Emergent BioSolutions Inc. Amended and Restated Stock Incentive Plan (the “Incentive Plan”), pursuant to the Registration Statement on Form S-8 filed with the United States Securities and Exchange Commission on the date hereof (such registration statement is referred to herein as the “Registration Statement”). We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Incentive Plan and any individual agreements relating to such Shares, the Shares will be validly issued, fully paid and nonassessable. We are members of the bar of the District of Columbia. We do not express any opinion herein on any laws other than the General Corporation Law of the State of Delaware. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Very truly yours, /s/ Covington & Burling LLP